Exhibit 99.1
For More Information, Contact:

John Neale	Laurie Berman/Rob Whetstone
QAD Senior Vice President and Treasurer	PondelWilkinson Inc.
805.566.5117	310.279.5980
investor@qad.com	investor@pondel.com
QAD ANNOUNCES FISCAL 2011 SECOND QUARTER FINANCIAL RESULTS
SANTA BARBARA, Calif. — August 26, 2010 — QAD Inc. (Nasdaq: QADI), a global provider of enterprise software and services, today reported financial results for the fiscal 2011 second quarter ended July 31, 2010.
Total revenue was $51.3 million for the fiscal 2011 second quarter, compared with $51.3 million for the same period last year. License revenue equaled $6.5 million, versus $6.7 million for the fiscal 2010 second quarter. Maintenance and other revenue totaled $32.0 million, compared with $32.1 million for the second quarter of fiscal 2010. Services revenue was $12.8 million, versus $12.5 million for last year’s fiscal second quarter.
Net income for the fiscal 2011 second quarter was $0.3 million, or $ 0.01 per diluted share, compared with a net loss of $1.4 million, or $0.05 per diluted share, for the fiscal 2010 second quarter.
“Profitability this quarter reflected gross margin improvements and continued focus on enhancing operating efficiencies,” said Karl Lopker, chief executive officer of QAD. “Our On Demand business was strong, most noticeably in the automotive and life sciences sectors. Although some companies remain reticent to start new projects, we believe our newest software launch, QAD Enterprise Applications 2010, will help drive our business in the future. With a strong cash position and a solid balance sheet, QAD is well positioned to meet the demands of global manufacturers.”
Gross margin for the fiscal 2011 second quarter was 58 percent, compared with 57 percent for the fiscal 2010 second quarter. The change mainly reflects an improvement in services cost of revenue.
Total operating expenses were $28.7 million, or 56 percent of total revenue, for the fiscal 2011 second quarter, versus $31.2 million, or 61 percent of total revenue, for the second quarter of fiscal 2010.
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QAD Inc.
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Operating income for the fiscal 2011 second quarter was $1.1 million, including $1.3 million in stock compensation expense. This compares with an operating loss of $2.1 million, including $1.3 million in stock compensation expense, for the second quarter of the prior fiscal year.
For the first half of fiscal 2011, revenue totaled $102.1 million, versus $106.3 million for the first half of fiscal 2010. Net loss for the first six months of fiscal 2011 was $0.9 million, or $0.03 per share. This compares with a net loss for the first six months of fiscal 2010 of $4.1 million, or $0.13 per share.
QAD’s cash and equivalents balance grew to $55.8 million at July 31, 2010 from $44.7 million at January 31, 2010. Cash provided by operations was $0.5 million for the second quarter of fiscal 2011, versus cash provided by operations of $5.0 million for the second quarter of fiscal 2010. For the first six months of fiscal 2011, cash provided by operations was $13.7 million, compared with $12.3 million in the prior year period.
Fiscal 2011 Second Quarter Highlights:
•	Received orders from 13 customers representing more than $500,000 each in combined license, support and services billings, including two orders in excess of $1.0 million;

•	Received license orders from companies across QAD’s six vertical markets, including, among others: Alcoa, Inc., Ford Motor Company, Genzyme Corporation, Imperial Tobacco Group, Jay Electronique, LS Cable Ltd., Renolit AG, Topcon Europe B.V. and Zodiac SA;

•	Launched QAD Enterprise Applications 2010, the latest edition of the company’s core enterprise applications suite;

•	Introduced Ready Now!, a program that improves productivity, reduces training time and ensures greater compliance through the company’s newest .NET user interface, QAD .NET UI; and

•	Began offering a solution for multi-carrier package tracking and tracing (Precision Package Exception Management) through the company’s Precision Software division.
Business Outlook
For the third quarter of fiscal 2011, QAD currently expects total revenue of approximately $52.0 million and earnings per share of approximately breakeven.
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QAD Inc.
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Investor Conference Call
QAD management will host an investor conference call today at 2:00 p.m. PT (5:00 p.m. ET) to review the company’s financial results and operations for the fiscal 2011 second quarter. The conference call will be webcast live and is accessible through the investor relations section of QAD’s Web site at www.qad.com, where it will be available for approximately one year. Interested parties may participate in the call by dialing 800-230-1096. A replay of the call will be accessible through September 2 by dialing 800-475-6701, access code 165125.
About QAD
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-566-6000, or visit the QAD Web site at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, evolving demand for the company’s software products and products that operate with the company’s products; the company’s ability to sustain license and service demand; the company’s ability to leverage changes in technology; the company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations; and, the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. Investors should not use any one quarter’s results as a benchmark for future performance. For a more detailed description of the risk factors associated with the company and the industries in which it operates, please refer to the company’s Annual Report on Form 10-K for fiscal 2010 ended January 31, 2010.
— Financial Tables Follow —
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QAD Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2010	2009	2010	2009
Revenue:
License fees	$6,512	$6,658	$12,958	$12,909
Maintenance and other	32,033	32,136	64,085	64,953
Services	12,760	12,516	25,103	28,446

Total revenue	51,305	51,310	102,146	106,308
Cost of revenue:
Cost of license fees	1,476	1,769	3,020	3,538
Cost of maintenance, service and other revenue	20,012	20,457	41,120	44,460

Total cost of revenue	21,488	22,226	44,140	47,998

Gross profit	29,817	29,084	58,006	58,310
Operating expenses:
Sales and marketing	12,183	12,674	25,689	26,563
Research and development	8,819	9,345	18,146	19,671
General and administrative	7,714	9,011	15,141	16,391
Amortization of intangibles from acquisitions	13	174	27	347

Total operating expenses	28,729	31,204	59,003	62,972

Operating income (loss)	1,088	(2,120)	(997)	(4,662)
Other (income) expense:
Interest income	(111)	(147)	(244)	(308)
Interest expense	309	324	607	627
Other (income) expense, net	(99)	(347)	(122)	(98)

Total other (income) expense	99	(170)	241	221

Income (loss) before income taxes	989	(1,950)	(1,238)	(4,883)
Income tax expense (benefit)	674	(525)	(333)	(793)

Net income (loss)	$315	$(1,425)	$(905)	$(4,090)

Basic net income (loss) per share	$0.01	$(0.05)	$(0.03)	$(0.13)
Diluted net income (loss) per share	$0.01	$(0.05)	$(0.03)	$(0.13)

Basic weighted shares	31,473	30,897	31,418	30,826
Diluted weighted shares	33,487	30,897	31,418	30,826

QAD Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(unaudited)

	July 31,	January 31,
	2010	2010
Assets
Current assets:
Cash and equivalents	$55,763	$44,678
Accounts receivable, net	42,738	61,089
Deferred tax assets, net	3,549	3,548
Other current assets	14,732	13,680

Total current assets	116,782	122,995

Property and equipment, net	35,174	37,219
Capitalized software costs, net	1,269	2,446
Goodwill	6,394	6,348
Long-term deferred tax assets, net	19,759	19,411
Other assets, net	2,541	2,755

Total assets	$181,919	$191,174

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	$294	$285
Accounts payable and other current liabilities	29,949	32,787
Deferred revenue	79,651	85,745

Total current liabilities	109,894	118,817

Long-term debt	16,291	16,443
Other liabilities	5,122	6,363

Stockholders’ equity:
Common stock	35	35
Additional paid-in capital	144,859	143,121
Treasury stock	(30,892)	(32,275)
Accumulated deficit	(55,206)	(52,480)
Accumulated other comprehensive loss	(8,184)	(8,850)

Total stockholders’ equity	50,612	49,551

Total liabilities and stockholders’ equity	$181,919	$191,174

QAD Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Six Months Ended
	July 31,
	2010	2009

Net cash provided by operating activities	$13,693	$12,282

Cash flows from investing activities:
Purchase of property and equipment	(681)	(474)
Capitalized software costs	(247)	(299)
Acquisitions of businesses, net of cash acquired	—	(12)
Proceeds from sale of property and equipment	2	41

Net cash used in investing activities	(926)	(744)

Cash flows from financing activities:
Repayments of debt	(143)	(130)
Proceeds from issuance of common stock	56	14
Tax payments related to net share settlements of restricted stock awards	(226)	—
Changes in book overdraft	—	(2,476)
Dividends paid	(1,277)	(986)

Net cash used in financing activities	(1,590)	(3,578)

Effect of exchange rates on cash and equivalents	(92)	1,207

Net increase in cash and equivalents	11,085	9,167
Cash and equivalents at beginning of period	44,678	31,467

Cash and equivalents at end of period	$55,763	$40,634